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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING

                                                             ----------------
                                                             |SEC FILE NUMBER|
                                                             |    1-3122     |
                                                             |               |
                                                             ----------------

                                                             ----------------
                                                             |     CUSIP     |
                                                             |     NUMBER    |
                                                             |   676346109   |
                                                             ----------------
(CHECK ONE):  / /Form 10-K / /Form 20-F / /Form 11-K /X/Form 10-Q / /Form N-SAR

                 For Period Ended: March 31, 2000
                                  --------------------------------------------
                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                 ------------------------------
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
               VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant
                                OGDEN CORPORATION
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Former Name if Applicable

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Address of Principal Executive Office (STREET AND NUMBER)
                                TWO PENNSYLVANIA PLAZA
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City, State and Zip Code
                                NEW YORK, NEW YORK 10121
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PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effect or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 11-K, 10-Q and Form 10-QSB, SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

Since the third quarter of fiscal year 1999 the registrant has been actively pursuing the sale of its Aviation and Entertainment business segments, which are being reported as discontinued operations. Because the registrant has been utilizing much of its time and resources in pursuing and analyzing the sale of these businesses, it was not possible for the registrant to file its quarterly report on Form 10-Q for the first quarter of 2000 on or before the prescribed due date for filing such report.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

       Raymond E. Dombrowski, Jr.            (212)             868-5456
    ---------------------------------- ----------------- ----------------------
                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

              /X/ Yes  / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

              / / Yes  /X/ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              OGDEN CORPORATION
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 12, 2000                           By: /s/ Raymond E. Dombrowski, Jr.
                                                 -------------------------------
                                                 Raymond E. Dombrowski, Jr.
                                                 Senior Vice President and
                                                 Chief Financial Officer